Exhibit 99.1

April 15, 2008

USA SUPERIOR ENERGY HOLDINGS, INC. LATE FILING OF FORM 10-K FOR 2007 ANNUAL REPORT

Houston, TX - (April 15, 2008) – USA Superior Energy Holdings, Inc. (USSU.OB) reported that its Annual Report on Form 10-K for the year ended December 31, 2007, will be filed late. The Company anticipates completing and filing its Annual Report on Form 10-K on or about Friday, April 18, 2008. Additional information may be obtained from the Company’s Form 8-K filing issued on April 15, 2008, which is available at http://www.sec.gov/edgar.shtml.

ABOUT USA SUPERIOR ENERGY HOLDINGS, INC.

USA Superior Energy Holdings, Inc. (the “Company”) operates in the energy industry, focusing on acquiring and joint venturing working interest in existing old proven fields of shallow well oil and gas from approximately 300 feet to 6,000 feet in the state of Texas. The Company provides complete workover services of these existing wells with today’s technology to restart production or substantially increase production. It applies its current leading edge workover and shallow well drilling in the acquired or joint ventured fields including operational efforts with new technologies, Nitrogen (N2) and specialized shallow well Cased Hole Horizontal Drilling (CHHD), to increase volume and production in its oil and gas. Specifically, the Company is involved in the developing, owning and operating of prospects and energy projects in Texas and currently has project fields in East and Southeast Texas.

Contact:
G. Rowland Carey, CEO
USA Superior Energy Holdings, Inc.
(832) 251-3000
carey@usa-superior.com

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This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.